Towerstream Second Quarter 2009 Revenues
Increased 47% over Second Quarter 2008

Adjusted EBITDA improves 39% compared to First Quarter 2009

Middletown, RI, August 5, 2009 – Towerstream (NASDAQ: TWER), a leading fixed WiMAX provider currently operating in nine major metropolitan areas, announced results for the second quarter ended June 30, 2009.

Operating Highlights:

•	Second quarter 2009 revenues increased 47% from the second quarter 2008 and increased 8% from the first quarter 2009
•	Adjusted EBITDA improved 39% compared to the first quarter 2009, decreasing from a loss of almost $1.1 million to a loss of less than $0.7 million
•	Record number of contracts signed in June 2009, exceeding the previous monthly record by 28%
•	Gross margin remained strong at 75% during the second quarter 2009 which represented a 1% decrease from the first quarter 2009 and a 25% increase from the second quarter 2008
•	Six markets are now generating positive quarterly adjusted EBITDA and all nine markets collectively are generating positive quarterly adjusted EBITDA
•	“Cash burn” totaled $1.6 million in the second quarter 2009, representing a 40% decrease from the first quarter
•	Customer churn for the second quarter 2009 was 1.90%, compared to 1.68% for the first quarter 2009 and 1.17% for the second quarter 2008
•	Cash and cash equivalents totaled $20.2 million at June 30, 2009

Management Comments:

“This was a pivotal quarter for Towerstream to demonstrate the evolution of our sales strategy," said Jeff Thompson, President and Chief Executive Officer.  “Already, we have seen positive results from this strategy as we reported a record number of contracts in June. New contracts executed in July were the second highest in our history, and we believe these sustained results reflect an accelerating interest in our wireless products.”

“The core strength of our monthly recurring revenue model and tight cost controls resulted in a 39% improvement in adjusted EBITDA compared to the first quarter,” stated Joseph Hernon, Chief Financial Officer.  “Cash burn improved 40% sequentially, and our cash resources of approximately $20 million at June 30, 2009 provide solid coverage relative to current quarterly cash requirements.  Gross margin remained strong at 75% and continued operational improvements resulted in a 5% sequential decrease in core operating expenses.”

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	6/30/2009	3/31/2009*	6/30/2008*
Selected Financial Data
Revenues	$3,673	$3,417	$2,494
Gross margin	75%	76%	60%
Operating expenses (1)	5,562	5,622	6,266
Operating loss (1)	(1,889)	(2,205)	(3,772)
Net loss (1)	(2,100)	(2,416)	(3,730)
Adjusted EBITDA (2)	(660)	(1,084)	(2,679)
Capital expenditures	$1,071	$955	$1,841
Key Operating Metrics
Churn rate (2)	1.90%	1.68%	1.17%
ARPU (2)	$769	$799	$819
ARPU of new customers (2)	$547	$540	$898

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes stock-based compensation of $229, $157 and $336, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of adjusted EBITDA, and definitions of Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

Second Quarter 2009 Results of Operations

Revenues for the second quarter 2009 increased 8% from the first quarter 2009, and increased 47% compared to the second quarter 2008.  These increases were driven by growth in our customer base from approximately 1,100 customers at the end of the second quarter 2008 to approximately 1,600 at the end of second quarter 2009.

ARPU of new customers in the second quarter 2009 increased 1% compared to the first quarter 2009, and decreased 39% compared to the second quarter 2008.  ARPU of all customers in the second quarter 2009 decreased 4% compared to the first quarter 2009, and decreased 6% compared to the second quarter 2008.  Customer churn for the second quarter 2009 of 1.90% increased compared to 1.68% for the first quarter 2009 and 1.17% for the second quarter 2008.  New customers continued to be cautious in their purchasing decisions which resulted in ARPU values below historical levels.  The higher churn in the 2009 period reflects the effect of the ongoing economic recession on the Company’s commercial customer base.

Gross margin decreased 1% in the second quarter 2009 compared to the first quarter 2009, and increased by 25% compared to the second quarter 2008.  The year-over-year improvement in gross margin primarily related to a 47% increase in the number of customers, and the Company’s ability to add these customers onto its network at relatively low marginal cost.

Customer support expenses in the second quarter 2009 decreased 12% compared to the first quarter 2009, and decreased less than 1% compared to the second quarter 2008. The quarter-over-quarter decrease relates to lower payroll expenses as the Company continues to focus on cost control.

Sales and marketing expenses in the second quarter 2009 decreased 12% compared to the first quarter 2009, and decreased 31% compared to the second quarter 2008.  The decreases are primarily related to lower department headcount which averaged 100, 102, and 130 in the second quarter 2009, first quarter 2009, and second quarter 2008, respectively.  The Company continues to optimize its sales and marketing strategy, including the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount.  Sales and marketing headcount includes marketing, direct sales which includes account executives and sales managers, and indirect sales which includes sales operations, support and administration.

General and administrative expenses increased 4% in the second quarter 2009 compared to the first quarter 2009, and decreased 11% compared to the second quarter 2008.  The year-over-year decrease of 11% is attributable to lower professional fees of approximately $100,000 and stock-based compensation of approximately $110,000.

Net loss decreased 13% in the second quarter 2009 compared to the first quarter 2009, and decreased 44% compared to the second quarter 2008.  The 13% sequential improvement reflects the positive effect of an 8% increase in revenues and a 1% decrease in operating expenses.  The year-over-year improvement of 44% is attributable to a 47% increase in revenues and an 11% decrease in operating expenses.

Operating Outlook and Guidance:

•	Revenues for the third quarter 2009 are expected to range between $3.85 million to $3.95 million

•
Adjusted EBITDA loss for the third quarter 2009 is expected to range between $0.5 million to $0.6 million, excluding $0.1 million that the Company expects to spend related to efforts to secure grants under the U.S. Government’s Broadband Stimulus program

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on adjusted EBITDA as a principle indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, gain or loss on disposal of property and equipment, gain or loss on derivative instruments, and other non-operating income or expenses.  Adjusted EBITDA for a market also excludes corporate overhead expenses and other centralized operating costs. We believe that adjusted EBITDA trends are valuable indicators of our markets' relative performance, and of whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.  Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized operating costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, adjusted EBITDA, has been reconciled to Net loss as follows:

All amounts are in thousands except per share amounts

	Three months ended
	6/30/2009	3/31/2009*	6/30/2008*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(660)	$(1,084)	$(2,679)
Interest expense	(186)	(184)	(106)
Interest income	9	13	148
Loss on derivative financial instruments	(34)	(41)	-
Loss on property and equipment	(18)	(16)	(4)
Depreciation	(982)	(947)	(753)
Stock-based compensation	(229)	(157)	(336)
Net loss	$(2,100)	$(2,416)	$(3,730)

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Condensed Consolidated Financial Statements
	(Unaudited)	(Audited)
	June 30, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$20,188	$24,740
Accounts receivable, net	340	280
Other	305	319
Total Current Assets	20,833	25,339

Property and equipment, net	12,953	12,891

Other assets	1,162	1,058

Total Assets	34,948	39,288

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	882	1,395
Accrued expenses	820	861
Deferred revenues	979	986
Short-term debt, net of discount	2,613	2,607
Derivative liabilities	12	-
Other	69	78
Total Current Liabilities	5,375	5,927

Long-Term Liabilities
Derivative liabilities	152	-
Other	317	354
Total Long-Term Liabilities	469	354
Total Liabilities	5,844	6,281

Stockholders’ Equity
Common stock	35	34
Additional paid-in-capital	54,711	54,852
Accumulated deficit	(25,642)	(21,879)
Total Stockholders’ Equity	29,104	33,007
Total Liabilities and Stockholders’ Equity	$34,948	$39,288

	(Unaudited)		(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues	$3,673	$2,494	$7,090	$4,576

Operating Expenses
Cost of revenues (exclusive of depreciation)	915	993	1,741	1,927
Depreciation	982	753	1,930	1,429
Customer support services	484	485	1,034	938
Sales and marketing	1,385	2,020	2,961	3,794
General and administrative	1,796	2,015	3,518	3,975
Total Operating Expenses	5,562	6,266	11,184	12,063
Operating Loss	(1,889)	(3,772)	(4,094)	(7,487)
Other Income (Expense)
Interest income	9	148	22	437
Interest expense	(186)	(106)	(369)	(289)
Loss on derivative financial instruments	(34)	-	(75)	-
Total Other Income (Expense)	(211)	42	(422)	148
Net Loss	$(2,100)	$(3,730)	$(4,516)	$(7,339)

Net loss per common share	$(0.06)	$(0.11)	$(0.13)	$(0.21)
Net loss per common share excluding stock-based compensation	$(0.05)	$(0.10)	$(0.12)	$(0.20)
Weighted average common shares outstanding – basic and diluted	34,595	34,556	34,591	34,526

	(Unaudited)
	Six months ended June 30,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(4,516)	$(7,339)
Non-cash adjustments:
Depreciation	1,930	1,429
Stock-based compensation	386	510
Other	366	340
Changes in operating assets and liabilities	(662)	(64)
Net Cash Used In Operating Activities	(2,496)	(5,124)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(2,026)	(3,888)
Other	(3)	(13)
Net Cash Used In Investing Activities	(2,029)	(3,901)

Cash Flows From Financing Activities
Repayment of capital leases	(19)	(25)
Repayment of short-term debt	(8)	-
Net Cash Used In Financing Activities	(27)	(25)

Net Decrease In Cash and Cash Equivalents	(4,552)	(9,050)

Cash and Cash Equivalents – Beginning	24,740	40,757
Cash and Cash Equivalents – Ending	$20,188	$31,707

Market data for the three months ended June 30, 2009
(in thousands)
Market	Revenues	Cost of Revenues	Gross Margin		Operating Costs	Adjusted Market EBITDA
New York	$1,322	$228	$1,094	83%	$279	$815
Boston	1,008	166	842	84%	238	604
Los Angeles	442	82	360	81%	238	122
San Francisco	235	56	179	76%	99	80
Providence/Newport	126	37	89	71%	19	70
Chicago	220	87	133	60%	116	17
Miami	150	66	84	56%	110	(26)
Seattle	107	59	48	45%	87	(39)
Dallas-Fort Worth	63	60	3	5%	118	(115)
Total	$3,673	$841	$2,832	77%	$1,304	$1,528

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,528
Centralized operating costs	(639)
Corporate expenses	(1,567)
Depreciation	(982)
Stock-based compensation	(229)
Other income (expense)	(211)
Net loss	$(2,100)

Market data for six months ended June 30, 2009
(in thousands)
Market	Revenues	Cost of Revenues	Gross Margin		Operating Costs	Adjusted Market EBITDA
New York	$2,559	$426	$2,133	83%	$626	$1,507
Boston	1,969	335	1,634	83%	441	1,193
Los Angeles	848	149	699	82%	510	189
San Francisco	459	100	359	78%	228	131
Providence/Newport	267	74	193	72%	71	122
Chicago	422	168	254	60%	243	11
Miami	260	126	134	52%	217	(83)
Seattle	204	126	78	38%	187	(109)
Dallas-Fort Worth	102	114	(12)	(12%)	243	(255)
Total	$7,090	$1,618	$5,472	77%	$2,766	$2,706

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,706
Centralized operating costs	(1,352)
Corporate expenses	(3,132)
Depreciation	(1,930)
Stock-based compensation	(386)
Other income (expense)	(422)
Net loss	$(4,516)

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on August 5, 2009 at 5:00 p.m. EDT to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888-679-8033 or 617-213-4846 (for international callers) using pass code 70974945. A telephonic replay of the conference may be accessed approximately three hours after the call through August 12, 2009 at 11:59 p.m. EDT by dialing 888-286-8010 or 617-801-6888 (for international callers) using pass code 78771672.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.  Towerstream currently serves businesses of all sizes in New York, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading fixed WiMAX service provider in the U.S., delivering high-speed Internet access to businesses.  Founded in 2000, the Company has established networks in nine markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, and the greater Providence area where the Company is based.  The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.  Towerstream was awarded two 2008 Telephony Innovation  Awards for Most Innovative Broadband Wireless Service and Most Innovative Small Business Service and the Best of WiMAX World 2008 Service Provider Deployment Award for its New York City network.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy
Dukas Public Relations
212-704-7385
amanda@dukaspr.com